STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT dated as of May 11, 2001 (this "Agreement") among Cavendish Nominees Limited, a limited liability company organized and registered under the laws of Guernsey, and First NIS Regional Fund SICAV, a private institutional fund organized and registered under the laws of Luxembourg (together "Barings"), and Global TeleSystems Europe Holdings B.V. (as the assignee of Global TeleSystems Europe B.V., which is the assignee of Global TeleSystems, Inc.), a company organized and registered under the laws of the Netherlands ("GTS").

                           W I T N E S S E T H :

     WHEREAS, Barings, Alfa Telecom Limited (as the assignee of Alfa Bank Holdings Limited, "Alfa") and Capital International Global Emerging Markets Private Equity Fund, L.P. ("CIG"), as Purchasers, and GTS, as Seller, are parties to a Share Purchase Agreement (the "Purchase Agreement"), dated April 2, 2001, pursuant to which the Purchasers agreed to purchase and GTS agreed to sell in the aggregate 12,195,122 of the issued and outstanding shares of Common Stock, par value $.01 per share ("Company Common Stock"), of Golden Telecom, Inc., a Delaware corporation (the "Company") on the terms and subject to the conditions stated therein;

     WHEREAS, in order to induce Barings to consummate the transactions contemplated by the Purchase Agreement, GTS has granted to Barings the Stock Option (as hereinafter defined); and

     WHEREAS, in order to induce each of Alfa and CIG to enter into the Purchase Agreement, pursuant to separate stock option agreements of even date herewith (the "Alfa Stock Option Agreement" and the "CIG Stock Option Agreement", respectively), GTS has granted to each such Person, on the terms and conditions set forth therein, an irrevocable stock option (the "Alfa Stock Option" and the "CIG Stock Option", respectively; together with the Stock Option, the "Purchaser Stock Options") to purchase shares of Company Common Stock Beneficially Owned by GTS;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Purchase Agreement. In addition, the following terms have the meanings indicated:

     (a) "Beneficially Own" shall have the meaning assigned to such term in Rule 13d-3 under the Exchange Act in effect on the date hereof. "Beneficial Owner" and "Beneficial Ownership" shall have correlative meanings.

     (b) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute as in effect from time to time.

     (c) "Per Share Market Value" means on any particular date (i) the last sale price per share of the Company Common Stock at the close of business on such date on the principal stock exchange on which the Company Common Stock has been listed or, if there is no such price on such date, then the last price on such exchange on the date nearest preceding such date, or
(ii) if the Company Common Stock is not listed on any stock exchange, the final bid price for a share of Company Common Stock in the over-the-counter market, as reported by The Nasdaq Stock Market at the close of business on such date, or the last sales price if such price is reported and final bid prices are not available, or (iii) if the Company Common Stock is not quoted on The Nasdaq Stock Market, the bid price for a share of Company Common Stock in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (iv) if the Company Common Stock is no longer publicly traded, as determined by an internationally recognized investment banking firm selected by GTS.

     (d) "Person" shall mean any individual, firm, partnership, association, group (as such term is defined in Section 13(d)(3) of the Exchange Act, as in effect on the date hereof), corporation, trust, business trust or other entity, and includes any successor (by merger or otherwise) of any such entity.

     (e) "Subsidiary" shall mean, with respect to any Person, any other Person of which at least a majority of the voting power of the voting equity securities or voting equity interest is owned, directly or indirectly, by such Person.

     (f) "Trading Day" means (i) a day on which the Company Common Stock is traded on the principal stock exchange on which the Company Common Stock has been listed, or (ii) if the Company Common Stock is not listed on any stock exchange, a day on which the Company Common Stock is quoted in the over-the-counter market, as reported by The Nasdaq Stock Market, or (iii) if the Company Common Stock is not quoted on The Nasdaq Stock Market, a day on which the Company Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

     SECTION 2. Grant of Stock Option. GTS hereby grants to Barings an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $11.00 per share (the "Exercise Price") in cash up to 181,818 shares (the "Option Shares") of Company Common Stock Beneficially Owned by GTS. The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Sections 3(d) or 5 below.

     SECTION 3. Exercise of Stock Option; Pre-empted Transfers; Compelled Secondary Offering.

     (a) Barings or its designee may, subject to the provisions of this
Section 3, exercise the Stock Option, in whole or in part, at any time or from time to time, prior to the Termination Date. "Termination Date" shall mean 10:00 p.m. London time on the date that is the 60th day from the Closing Date, as such term is defined in the Purchase Agreement, or such later date as may be specified pursuant to Section 3(d) below. Notwithstanding the occurrence of the Termination Date, Barings shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Barings exercised the Stock Option prior to the occurrence of the Termination Date.

     (b) Barings may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated and (iii) any prior notification to or approval of any other regulatory authority in the U.S. or elsewhere required in connection with such purchase shall have been made or obtained other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to GTS, or to the Company and its Subsidiaries, taken as a whole or would otherwise prevent the parties from performing, in all material respects, their obligations hereunder.

     (c) If Barings shall be entitled to and wishes to exercise the Stock Option, it or its designee shall do so by giving GTS written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than five
(5) calendar days nor later than fifteen (15) calendar days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five (5) calendar days (or such earlier time as Barings or its designee may specify) after satisfaction of all such conditions and the cessation of all such restrictions; provided, however, that if the closing has not occurred within 180 calendar days of the giving of the Stock Exercise Notice, then the particular exercise of the Stock Option shall be deemed to be null and void and the Stock Option unexercisable as to the Option Shares covered thereby.

     (d) If as of the Termination Date, the sum of (x) the Purchase Price and (y) the aggregate consideration paid or payable for (1) the number of Option Shares theretofore purchased by Barings, plus (2) the aggregate number of shares of Company Common Stock theretofore purchased by Alfa and CIG pursuant to the Alfa Stock Option Agreement and the CIG Stock Option Agreement, respectively, plus (3) the number of Option Shares covered by any Stock Exercise Notice(s) theretofore delivered by Barings or its designees as to which closing on the related sale and purchase has not occurred other than as a result of default by Barings plus (4) the aggregate number of shares of Company Common Stock covered by an exercise of the Alfa Stock Option or the CIG Stock Option theretofore delivered by Alfa or CIG, respectively or their respective designees, in each case as to which closing on the related sale and purchase has not occurred other than as a result of default by Alfa or CIG, respectively, shall equal or exceed $140,000,000, the Termination Date shall automatically be extended without further act or evidence to the date that is one year from the Closing Date; provided, however, that with respect to any purchase of Option Shares pursuant to Stock Exercise Notices delivered after the original Termination Date, the Exercise Price shall be a price per share equal to the greater of
(i) $11.00 and (ii) the product of (A) 1.2 and (B) the moving average of the Per Share Market Value of such shares for the sixty (60) Trading Days immediately preceding (and excluding) the date that Barings or its designee delivers the related Stock Exercise Notice (the "Revised Exercise Price"). If with respect to any shares of Company Common Stock described in subclauses (3) and (4) of the preceding sentence, the closing shall not have occurred within the time permitted by Section 3(c) above in the case of the Option Shares and by Section 3(c) of the Alfa Stock Option Agreement and Section 3(c) of the CIG Stock Option Agreement in the case of the shares described in such subclauses (3) and (4) and as a result, as of such time the Purchasers in the aggregate shall have paid GTS less than $140,000,000 in the aggregate for shares of Company Common Stock purchased and sold pursuant to the Purchase Agreement and pursuant to exercises of the Purchaser Stock Options, the extension of the Termination Date shall be deemed rescinded immediately, as of and at such time and without further act or evidence.

     (e) At any closing pursuant to Section 3(c) or (d) hereof, Barings or its designee shall make payment by wire transfer of immediately available funds to the account or accounts designated by GTS of the aggregate purchase price for the Option Shares to be purchased and GTS shall deliver to Barings or its designee a certificate representing the purchased Option Shares, duly endorsed in blank for transfer or accompanied by written instruments of transfer in form satisfactory to the purchaser, duly executed by GTS.

     (f) (i) If the Termination Date shall be extended pursuant to Section 3(d) above, then, if at any time after the original Termination Date, GTS intends to sell, transfer, write options on or otherwise convey (when used as a verb, "Transfer" and any sale, transfer, writing of options on or other conveyance, a "Transfer"), Beneficial Ownership of any shares of Company Common Stock, then not fewer than thirty (30) calendar days prior to consummating such Transfer, GTS must provide a written notice of such intention to Barings, which notice (the "Notice of Proposed Transfer") will set forth the number of shares of Company Common Stock that GTS intends to Transfer (the "Transfer Shares"). The Notice of Proposed Transfer shall constitute an offer by GTS, which shall be irrevocable for a period of fifteen (15) calendar days following receipt of such notice by Barings, to permit Barings or its designee to purchase such shares for cash at the Revised Exercise Price by delivering a written notice (the "Notice of Pre-empted Transfer") that Barings or its designee desires to purchase the Transfer Shares at such price. Barings shall have the absolute right to purchase up to 8% of the number of shares (rounded down to the nearest whole number) identified in the Notice of Proposed Transfer and a contingent right to purchase the balance of such shares as provided in the following sentence. In any Notice of Pre-empted Transfer, Barings may exercise its contingent purchase right by indicating that should fewer than all of the balance of the shares set forth in the Notice of Proposed Transfer be accepted for purchase pursuant to Notices of Pre-empted Transfer delivered by Alfa and/or CIG pursuant to Section 3(f)(i) of the Alfa Stock Option Agreement and the GIG Stock Option Agreement, respectively, it desires to purchase some or all such shares; in which case the number of shares to be purchased and sold pursuant to Section 3(f)(ii) below shall be adjusted accordingly should Alfa and/or CIG accept for purchase pursuant to Notices of Pre-empted Transfer fewer than the number of shares allocated for their purchase in the Notices of Proposed Transfer delivered to them pursuant to Section 3(f)(i) of the Alfa Stock Option Agreement and the CIG Stock Option Agreement, respectively.

     (ii) The consummation of such purchase shall take place on such date, not later than sixty (60) calendar days after receipt of the Notice of Pre-empted Transfer by GTS, as Barings or its designee shall specify. Upon the consummation of such purchase, (A) GTS shall deliver the certificate or certificates evidencing the Transfer Shares so purchased duly endorsed in blank for Transfer or accompanied by written instruments of Transfer in form satisfactory to the purchaser, duly executed by GTS, free and clear of any Claims, except for restrictions imposed by the New Shareholders Agreement; and (B) the purchaser shall simultaneously with the delivery of the certificate or certificates evidencing the Transfer Shares so purchased pay to GTS the aggregate Revised Exercise Price of such shares by wire transfer of immediately available funds to an account or accounts designated by GTS.

     (iii) Barings shall have no obligation to deliver a Notice of Pre-empted Transfer in response to any Notice of Proposed Transfer delivered by GTS, and the decision as to whether to deliver any Notice of Pre-empted Transfer shall be made by Barings in the exercise of its sole discretion. In the event that Barings shall have received a Notice of Proposed Transfer from GTS but neither Barings nor its designee shall have given a Notice of Pre-empted Transfer to GTS with respect thereto prior to the expiration of the 15-day period following receipt of such Notice of Proposed Transfer, or in the event that Barings or its designee shall have timely given a Notice of Pre-empted Transfer but the purchase and sale of the subject Transfer Shares shall not have been consummated (through no fault of GTS) within the applicable 60-day period following delivery of the Notice of Pre-empted Transfer, as the case may be, then GTS may Transfer any of the subject Transfer Shares specified in the particular Notice of Proposed Transfer free of any further obligation hereunder; provided however, if such Transfer is not consummated within sixty (60) calendar days of the expiration of the applicable period referred to above, GTS must again comply with the procedures set forth in this Section 3(f).

     (iv) Notwithstanding anything to the contrary contained in this Agreement, as of the Termination Date (which shall be the one year anniversary of the Closing if the Termination Date is extended pursuant to
Section 3(d) above), GTS shall have no obligation to deliver any Notice of Proposed Transfer under this Section 3(f) and may freely Transfer any shares of Company Common Stock held by it or its affiliates to a third Person without compliance with the obligations set forth in this Section 3(f).

     (g) Notwithstanding anything to the contrary contained in this Agreement, after the Termination Date, nothing in this Agreement shall prohibit or prevent GTS or its affiliates from freely Transferring any Shares held by them to a third Person.

     SECTION 4. Representations and Warranties of GTS. GTS hereby represents and warrants to Barings as follows:

     (a) All of the Option Shares and/or Transfer Shares to be purchased and sold pursuant to the Stock Option or otherwise pursuant to Section 3 have been duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Claims, except for Claims arising under the New Shareholders Agreement.

     (b) The Board of Directors of the Company has approved of all transactions contemplated hereby pursuant to Section 203 of the Delaware General Corporation Law, and otherwise taken the necessary actions to make inapplicable any other applicable antitakeover statute or similar statute or regulation, to the acquisition of the Option Shares and/or the Transfer Shares pursuant to this Agreement.

     SECTION 5. Adjustment upon Changes in Capitalization or Merger.
                ---------------------------------------------------

     (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting Barings' rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option or upon delivery of a Notice of Proposed Transfer and the Exercise Price or Revised Exercise Price, as applicable, shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Barings or its designee will receive upon exercise of the Stock Option or upon purchase of Transfer Shares the number and class of shares or other securities or property that Barings or its designee would have received in respect of the Option Shares or Transfer Shares had the Stock Option been exercised or the Transfer Shares been purchased immediately prior to such event or the record date therefor, as applicable.

     (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option or the number of Transfer Shares purchasable following delivery of a Notice of Proposed Transfer is adjusted as provided in his Section 5, the Exercise Price or Revised Exercise Price shall be adjusted by multiplying the Exercise Price or Revised Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares or Transfer Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares or Transfer Shares purchasable after the adjustment.

     SECTION 6. Further Assurances; Remedies.
                ----------------------------

     (a) Until the original Termination Date, GTS agrees to maintain, free and clear of any Claims, except for those arising under the New
Shareholders Agreement, sole Beneficial Ownership of at least 181,818 shares of Company Common Stock.

     (b) GTS agrees not to enter into any agreement, arrangement or understanding that conflicts with its obligations under this Agreement.

     (c) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other reasonable submissions, under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) in the event that prior notification to or approval of any other regulatory authority in the U.S. or elsewhere is necessary before the Stock Option may be exercised or Transfer Shares may be purchased, cooperating with the other party or, in the case of Barings, its designee, in preparing and processing the required notices or applications in order to permit Barings or its designee to exercise the Stock Option and purchase Option Shares pursuant to such exercise or purchase Transfer Shares following delivery of a Notice of Proposed Transfer, and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     (d) The parties agree that Barings or its designee would be irreparably damaged if for any reason GTS failed to sell and deliver any of the shares of Company Common Stock deliverable pursuant to Section 3 hereof (or other securities or property deliverable pursuant to Section 5 hereof) upon exercise of the Stock Option or following delivery of a Notice of Proposed Transfer, as applicable, or to perform any of its other obligations under this Agreement, and that Barings or its designee would not have an adequate remedy at law for money damages in such event. Accordingly, Barings or its designee shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by GTS. Accordingly, if Barings or its designee should institute an action or proceeding seeking specific enforcement of the provisions hereof, GTS hereby waives the claim or defense that Barings or its designee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. GTS further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Barings or its designee may have against GTS for any failure to perform its obligations under this Agreement.

     SECTION 7. Miscellaneous.
                -------------

     (a) Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Purchase Agreement (including any exhibits and schedules thereto), the Confidentiality Agreement, the Purchasers' Ancillary Agreements and the Seller's Ancillary Agreements, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

     (b) Termination. This Agreement shall terminate on the first-year anniversary of the Closing Date; provided, however, that the termination of this Agreement shall not relieve any party from (i) any of their obligations which accrued pursuant to this Agreement prior to such termination or (ii) any breach of this Agreement.

     (c) Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

          (i)   if to Cavendish Nominees Limited:

                c/o International Private Equity Services
                13-15 Victoria Road PO Box 431
                St. Peter Port
                GY1 3ZD, Guernsey
                Facsimile No.:  +44 (0)1481 715 219
                Attn.:  Mrs. Connie Helyar

                with a copy to:

                Baring Vostok Capital Partners
                10 Uspenski Pereulok
                103006 Moscow, Russia
                Facsimile No.: 7095 967 1308
                Attn.: Michael Calvey

                and to:

                Fried, Frank, Harris, Shriver & Jacobson
                99 City Road
                London
                EC1Y 1AX
                Facsimile: +44 (20) 7972 9602
                Attn.: Karen Wiedemann

          (ii)  if to First NIS Regional Fund SICAV:

                c/o Bank of Bermuda Luxembourg
                13 Rue Goethe
                L-1637, Luxembourg
                Facsimile No.:  +35 2 40 46 46 595
                Attn.:  Christine Tourney

                with a copy to:

                Baring Vostok Capital Partners
                10 Uspenski Pereulok
                103006 Moscow, Russia
                Facsimile No.: 7095 967 1308
                Attn.: Michael Calvey

                and to:

                Fried, Frank, Harris, Shriver & Jacobson
                99 City Road
                London
                EC1Y 1AX
                Facsimile: +44 (20) 7972 9602
                Attn.: Karen Wiedemann

          (iii) if to GTS, to:

                Global TeleSystems Europe Holdings B.V.
                Avioport
                Evert van de Beekstraat 314
                1118 CX Schiphol Airpot
                Netherlands
                Facsimile No.:  +31 20 800 66 02
                Attn: General Counsel

                with a copy to:

                Global TeleSystems, Inc.
                151 Shaftesbury Avenue
                London WC2H 8AL
                United Kingdom
                Facsimile No.:  +44 (0)20 7655 5437
                Attn:  General Counsel

                and to:

                Shearman & Sterling
                9 Appold Street
                London EC2A 2AP
                United Kingdom
                Facsimile No.:  +44 (0)20 7655 5500
                Attention:  Alberto Luzarraga

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

     (d) Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Purchase Agreement.

     (e) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, County of New York and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7(c) hereof shall be deemed effective service of process on such party.

     (g) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

     (i) Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     (j) Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by any party hereto (except as set forth herein), but may be assigned by Barings or GTS in whole or in part to any direct or indirect affiliate of such party, provided that such party shall remain liable for any obligations so assigned. Furthermore, in any Stock Exercise Notice or Notice of Pre-emptive Transfer, Barings may designate any one or both of the other Purchasers or any of their respective direct or indirect Subsidiaries or any other Person as the purchaser of all or any portion of the Option Shares or Transfer Shares subject to such notice, in which case Barings shall be released from any liability with respect to the obligation of the designee(s) to complete the purchase of such shares, provided such designation was made in good faith.

     (k) Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

     (l) Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                          [signature page follows]

     IN WITNESS WHEREOF, GTS and Barings have caused this Agreement to be duly executed as of the day and year first above written.

                                     CAVENDISH NOMINEES LIMITED


                                     By: /s/
                                        ---------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------


                                     FIRST NIS REGIONAL FUND SICAV


                                     By: /s/
                                        ---------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                     By: /s/
                                        ---------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                     GLOBAL TELESYSTEMS EUROPE HOLDINGS B.V.


                                     By: /s/
                                        ---------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------